UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. TWO )*



                             Tyco International Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    902124106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
CUSIP NO.   902124106                    13G                 PAGE 2 OF 16 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Venture Limited Partnership
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   902124106                    13G                 PAGE 3 OF 16 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Venture Offshore Limited Partnership C.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   902124106                    13G                 PAGE 4 OF 16 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Management Limited Partnership
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   902124106                    13G                 PAGE 5 OF 16 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Offshore Management, N.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   902124106                    13G                 PAGE 6 OF 16 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Venture Partners L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   902124106                    13G                 PAGE 7 OF 16 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James J. Fitzpatrick
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
           Tyco International Ltd.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           One Tyco Park
           Exeter, NH 03833


ITEM 2(A). NAME OF PERSON FILING
           This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and James J. Fitzpatrick, (the "Partner"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Corporation (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partner (who serve as a general partner of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           Except in the case of Canaan Venture Offshore, and Canaan Corporation, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles.


ITEM 2(C). CITIZENSHIP
           Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. The Partner is a citizen of the United States.


ITEM 2(D). TITLE OF CLASS OF SECURITIES
           This Schedule 13G report relates to the Common Stock,("Common Stock") of Tyco International Ltd. ("the Company").

ITEM 2(E). CUSIP NUMBER
           CUSIP number 902124106.


ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
           None.


ITEM 4.    OWNERSHIP
           Not applicable. The foregoing percentages are calculated based on the 1,700,010,963 shares of Common Stock reported to be outstanding in the Annual Report on Form 10-K of the Issuer for the fiscal year ended September 30, 1999.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.


ITEM 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).



DATE:      February 14, 2000






                               Page 9 of 16 Pages

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Venture Limited Partnership
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner


Canaan Venture Offshore Limited Partnership C. V.
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner


Canaan Management Limited Partnership
By:     Canaan Venture Partners L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner



Canaan Offshore Management, N.V.

By:                   *
        -----------------------------
        Director


Canaan Venture Partners L.P.

By:                   *
        -----------------------------
        General Partner

                      *
-------------------------------------
James J. Fitzpatrick





                                                *By: /s/ Guy M. Russo
                                                     --------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact


--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.



















                               Page 11 of 16 Pages